Exhibit 99.1

KULR Technology Group Reports First Quarter 2025 Financial Results

HOUSTON / GLOBENEWSWIRE / May 15, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in advanced energy management solutions, today reported results for the first quarter ended March 31, 2025.

“2025 is a transformational year for KULR and the transformation is well on its way,” commented KULR CEO Michael Mo. “With over $100M in cash and Bitcoin holdings on our balance sheet as of the present day and virtually no debt, we are well capitalized to grow our battery and AI Robotics businesses, while our capital market activities in the foreseeable future are geared to turbocharge our Bitcoin acquisition strategy, establishing KULR as a pioneer BTC-First Bitcoin Treasury Company.”

First Quarter 2025 Financial Results

Revenues: In the first quarter that ended March 31, 2025, revenue increased 40% to $2.45 million compared to $1.75 million reported in the same period last year. Product sales increased 88.7%, with revenue of approximately $1.16 million versus approximately $615 thousand in the same quarter last year.

Cash and Accounts Receivable: As of March 31, 2025, the Company had cash and current accounts receivable combined of $27.59 million.

Gross Margins: Gross margin was 8% in the quarter ending March 31, 2025, compared to 29% in the same period last year. The decrease in gross margins was primarily due to unanticipated labor hours needed to complete technical projects.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $7.20 million in the first quarter of 2025 from $4.21 million in the same period last year. The increase in SG&A expenses was primarily due to increases in advertising and marketing services as well as stock-based compensation.

Research and Development (R&D) Expenses: R&D expenses in the first quarter of 2025 increased to $2.45 million from $955 thousand in the same period last year. The higher investment in R&D reflects a planned increase in R&D consulting services.

Operating Loss: Loss from operations was $9.44 million for the first quarter of 2025, compared to $4.66 million from the same period last year. Higher operating loss in the first quarter was driven by an increase in both SG&A expenses and investment in R&D.

Net Loss: Net loss for the first quarter of 2025 was $18.81 million, or a loss of $0.07 per share, compared to a net loss of $5.0 million, or a loss of $0.04 per share from the same period last year. Higher net loss in the first quarter was primarily driven by a mark-to-market of the Company’s bitcoin holdings as compared to December 31, 2024.

Management Commentary

KULR Chief Financial Officer, Shawn Canter, said with respect to the first quarter results, “We are proud to put up another same quarter over quarter positive beat. We extended our streak of record trailing-twelve-months revenue, and we continue to demonstrate our leadership as a bitcoin treasury company. While our earnings saw the impact of a non-cash mark-to-market non-operational expense, this is just a function of timing, daily market fluctuations, and the new accounting rules which we adopted early. We remain steadfast in our BTC treasury strategy and look past these short-term changes in price.” When asked about operational updates, Canter commented, “We have decided not to renew our San Diego lease, which expires this November. We will consolidate operations into Webster, Texas. This decision aligns with our ongoing efficiency and productivity improvement efforts.”

First Quarter 2025 and Recent Corporate Highlights:

•	KULR Awarded $6.7M by Texas Space Commission to Advance Cold-Temperature KULR ONE Space Battery Platform. The Company announced it had been awarded $6,703,500 by the Texas Space Commission as part of a $26 million grant award focused on strengthening Texas’ leadership in space exploration and technology. The announcement was made public by the Commission and covered by SpaceNews. The initiative is being carried out in close collaboration with NASA Johnson Space Center (JSC) and in partnership with South 8 Technologies, aligning public, private, and academic stakeholders to deliver scalable, space-rated battery technology. Throughout the program, which is awaiting final approval, KULR will manage the design, testing, and production of lithium-ion cells using liquefied gas (LiGas) electrolyte from South 8 Technologies. These cells will operate down to -60°C and be integrated into the KULR ONE Space platform, optimized for extreme environments encountered during lunar and Martian missions. Located just minutes from NASA Johnson Space Center, KULR’s Webster, TX facility will serve as the engineering and test hub for this effort, performing advanced battery safety testing and performance validation. The project aligns with NASA’s Artemis objectives by reducing heater energy requirements, improving safety margins, and enabling longer-duration operations in deep space environments.

•	KULR Expands into High-Growth Robotics Market with German Bionic AI-Powered Exoskeletons for U.S. Workforce. The Company announced the launch of a new strategic partnership with German Bionic (“GB”), a leading global robotics company known for its groundbreaking robotic exoskeleton, Apogee ULTRA, to expand into the rapidly growing fields of robotics and artificial intelligence. GB counts global logistics companies, large retailers, hospitals, and major international airports among its customers, including Dachser Intelligent Logistics, GXO, Nuremberg Airport, Canadian Tire, the British consumer electronics retailer Currys, and the Charité Hospital Berlin. According to Spherical Insights, the global wearable robotic exoskeleton market size is expected to reach $41.5 billion by 2033. The initiative includes the formation of a dedicated business unit, KULR AI & Robotics, aimed at driving innovation and commercialization of affordable and mature robotic solutions to support the US workforce and reshoring of manufacturing. The sixth-generation Apogee ULTRA is a proven, in-market solution engineered for large-scale deployment. Apogee ULTRA and anticipated future generations of the exoskeleton can enhance human energy output significantly and materially reduce workplace injuries, driving outsized returns on investment, employee satisfaction and retention, and reduced healthcare costs. This technology has demonstrated success across multiple sectors, including delivery logistics, supply chain solutions, manufacturing, construction, and healthcare. Key elements of the partnership include a collaborative technology effort to further enhance the capabilities of Apogee ULTRA, the world’s most powerful exoskeleton, focused on performance improvements, AI integration, and increased user adaptability. KULR will also hold exclusive marketing and distribution rights for North America, establishing the Company as the primary provider of GB’s products spanning all industries. KULR’s expansion into this sector aligns with US strategic priorities to expand domestic manufacturing and industry. The Company aims to become a key player in the next generation of AI-powered, human-centered robotic technologies serving delivery logistics, supply chain solutions, manufacturing, construction, and healthcare. Looking ahead, KULR plans to localize the manufacturing and assembly of future generation exoskeletons within the United States, supporting domestic supply chain resilience, reducing lead times, and enhancing scalability for widespread adoption.

•	KULR Expands Bitcoin Holdings to 716 BTC, Reports 197.5% BTC Yield. The Company announced it has increased its bitcoin purchases for its Bitcoin Treasury by an additional $4 million to reach a total of $69 million in bitcoin acquisitions. The additional purchases were made at a weighted average price of $94,403 per bitcoin, inclusive of fees and expenses. The Company now holds 716 BTC. Year to date, KULR has achieved a BTC Yield of 197.5%, leveraging a combination of surplus cash and its At-The-Market (ATM) equity program to fund purchases. KULR uses "BTC Yield" as a key performance indicator (KPI) for its Bitcoin Treasury strategy. BTC Yield is calculated as the percentage change period-to-period in the ratio of the Company’s bitcoin holdings to its Assumed Fully Diluted Shares Outstanding. This KPI helps assess the effectiveness of KULR’s bitcoin acquisition strategy in a manner KULR believes drives shareholder value.

•	KULR and AstroForge Partner to Develop Advanced 500Wh Battery Pack for Space Missions. The Company announced a strategic collaboration with AstroForge, an asteroid resource extraction pioneer, to develop a custom 500 watt-hour (Wh) KULR ONE Space (K1S) battery pack. This partnership highlights the surging demand for reliable high-performance battery systems in the growing space battery market, projected to expand from $3.9 billion to $6.35 billion by 2030, according to Virtue Market Research. The new 500Wh K1S design leverages KULR’s established modules and NASA JSC 20793-compliant architectures to deliver a fast-to-market solution tailored to AstroForge’s mission-critical needs. Built using NASA-approved cells, validated under WI-37 screening processes, the K1S pack showcases KULR’s engineering prowess in optimizing the design for maximum volumetric and gravimetric energy density. Paired with KULR’s advanced Battery Management System, the solution meets AstroForge’s stringent functional, mechanical, and interface requirements while ensuring un-compromised safety and performance in space. This collaboration builds on KULR’s proven K1S platform — launched as the first commercial-off-the-shelf lithium-ion battery series fully compliant with NASA safety standards — demonstrating its adaptability to the unique challenges of cutting-edge space missions. The result is a scalable high-efficiency energy solution that accelerates deployment and enhances mission reliability.

•	KULR Launches Blockchain to Create Secure and Verifiable Supply Chain. The Company announced the launch of a blockchain-secured supply chain initiative to safeguard product-related data being offered to their customers. Moving supply chain verification and custody tracking from proprietary software onto a distributed ledger will increase transparency and security. One of the initial products that will be recorded on the blockchain will include lithium-ion batteries screened to meet NASA’s WI 37A rigorous methodology. Utilizing the blockchain to create a secure and immutable record of the testing data will benefit all future users of these batteries, who will have access to proven testing results. Each battery that KULR manufactures will have its metadata minted as a non-fungible token (NFT) on the blockchain. When a battery is purchased, the NFT can be transferred to the buyer’s on-chain wallet or moved to a “burn” wallet maintained by KULR to indicate ownership has been transferred. For large quantity customers, KULR will establish wallets to easily transfer NFTs associated with their orders. KULR designed an internal UI tool that synchronizes with encrypted KULR-owned wallets to view the current inventory. The Company has built a customized rollup to Coinbase’s Base L2 chain, which is ultimately built on Ethereum.

•	KULR’s NASA-Certified M35A Battery Cells Selected by Leading Private U.S. Space Company. The Company announced that a prominent private U.S. space company has acquired its NASA-certified M35A battery cells for integration into their spaceflight programs. This milestone underscores the growing demand for KULR’s high-performance, cost-effective energy solutions. This latest purchase highlights the M35A’s versatility and KULR’s ability to support both commercial and government aerospace initiatives. Already an integral component of NASA’s Artemis II mission, the M35A cells are also being incorporated into KULR’s innovative 400 watt-hour K1 Space battery, which is set for completion this month and will undergo NASA safety board review soon after. Designed to meet NASA’s rigorous 20793 standards, the M35A cells offer an unparalleled combination of reliability, energy density, and adaptability. With a proven energy density of 214 watt-hours per kilogram at C/20 and -20°C, these cells are ideally suited for the demanding conditions of space missions.

Conference Call
The Company has scheduled a conference call for May 15, 2025, at 4:30 p.m. ET to discuss these results. KULR management will provide a business update for the Company followed by a question-and-answer period.

KULR Technology Group First Quarter 2025 Earnings Call

Date: Thursday, May 15th, 2025

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

To access the call, please register using the following link: KULR First Quarter 2025 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code and PIN required to join the live call. The conference call will be available for replay here via the Investor Relations section on KULR’s website (www.kulr.ai).

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.kulr.ai.

Safe Harbor Statement
This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:
M Group Strategic Communications (on behalf of KULR)
Email: kulr@mgroupsc.com